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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15


        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                       Commission File Number 000-09487

                                 CORCOM, INC.
            (Exact name of registrant as specified in its charter)

                            844 East Rockland Road
                         Libertyville, Illinois 60048
                                (847) 680-7400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, no par value
           (Title of each class of securities covered by this Form)

                                     None
      (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(ii)   [_]
      Rule 12g-4(a)(1)(ii)   [_]       Rule 12h-3(b)(2)(i)    [_]
      Rule 12g-4(a)(2)(i)    [_]       Rule 12h-3(b)(2)(ii)   [_]
      Rule 12g-4(a)(2)(ii)   [_]       Rule 15d-6             [X]
      Rule 12h-3(b)(1)(i)    [X]

Approximate number of holders of record as of the certification or notice date: 1
Pursuant to the requirements of the Securities Exchange Act of 1934, Corcom, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    June 23, 1998                BY: /s/ Ramzi A. Dabbagh
      ---------------------               ------------------------------
                                          Ramzi A. Dabbagh
                                          Chairman, Chief Executive Officer and
                                          President